August 3, 2009

COLLABORATION FRAMEWORK AGREEMENT

This collaboration Framework agreement (hereinafter referred to as the Agreement) is made on and shall be effective as of August 3, 2009, by and between

AREVA, a French public limited company with a management board and supervisory board organized and existing under the laws of France, with capital of 1,346,822,638 euros, registered under N° 712 054 923 at the Paris Registry of Trade and Commerce, and whose registered head-office address is 33, rue La Fayette, 75009 Paris Cedex, acting for itself and its Affiliates represented by Mr. Patrick Champalaune in his capacity as Vice President Purchasing, hereinafter referred to as “AREVA”

 on the one hand,

And,

THORIUM POWER, LTD., a Nevada corporation, whose executive office address is 1600 Tysons Blvd, Suite 550 Mclean, VA 22102 USA,  represented by Seth GRAE, in his capacity as President & CEO hereinafter referred to as "THORIUM POWER",

 on the other hand,

Referred to hereafter individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, THORIUM POWER has an expertise in a thorium seed-blanket fuel assembly design for VVERs aimed at enhancing proliferation-resistance and reducing the amount of waste to be disposed of while maintaining competitive economics and ensuring increased safety margins.

Whereas, AREVA and THORIUM POWER have started informal exchanges with each other in early 2009 to further investigate various thorium fuel cycle options including one based on THORIUM POWER’s fuel assembly seed-blanket concept. An information meeting was held on February 10th 2009 followed by technical exchanges and a more detailed scientific meeting took place on May 21-22nd 2009 (at THORIUM POWER’s offices).

1

Whereas, AREVA and THORIUM POWER have agreed to conduct at least a Phase 1 and a Phase 2 for Investigation of Specific Topics of Thorium Use in Various Reactor and Fuel Cycle Options (hereinafter referred to as “Preliminary Phases”) as stated in the Initial Collaboration Agreement signed by the Parties on July 22, 2009.

AREVA and THORIUM POWER have decided to anticipate the terms and conditions of the collaborations that should follow the Preliminary Phases by entering into a Collaboration Framework Agreement.

This Collaboration Framework Agreement aims at investigating the market potential for thorium use in future nuclear power plants specifically with a view on assessing the potential to deploy evolutionary and seed-blanket thorium fuel assemblies in LWRs valorising both AREVA’s and THORIUM POWER’s background and foreground knowledge. As part of such potential future deployment, AREVA and THORIUM POWER will also investigate the conditions of Access rights to THORIUM POWER’s background and foreground that will be needed by AREVA to use its own Foreground.

Considering the above the Parties agree the following terms and conditions.

1.	DEFINITIONS

1.1.	"Access rights" means licences and user rights with respect to Foreground or Background.

1.2.
“Affiliate” means any person (any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or any government agency, government or political subdivision thereof) that, directly or indirectly, controls, is controlled by or is under common control by a Party.  “Control” shall be deemed to exist where a person owns or holds, directly or indirectly, a 50% or greater beneficial equity interest in another person.

1.3.	“Approved Project Plan” means a Project Plan that is approved by the Steering Committee.

1.4.	“AREVA” means AREVA and AREVA Affiliates.

1.5.	“AREVA Material” means Material that AREVA has supplied to THORIUM POWER or has made available for a Collaboration Project according to an Approved Project Plan under this Agreement.

1.6.
“Background” means IPR held directly or indirectly by the Parties prior to their agreement to a given Collaboration Project which is needed for carrying out a Collaboration Project or for using the Foreground.  The Background dedicated to a specific Collaboration Project shall be limited to the elements listed expressly in the Approved Project Plan.

1.7.	“Collaboration” means any and all research and development activities in the field of Thorium fuel, whether carried out jointly or separately by the Parties, under this Agreement.

1.8.	“Collaboration Project” means a project within the Collaboration that is approved by the Steering Committee.

1.9.
“Confidential Information” means know-how, scientific, technical, commercial and strategic information and all other information that is identified in writing at the time of its disclosure as confidential by the Party disclosing it or that a reasonable person would understand under the circumstances to be of a confidential nature, and which is disclosed by a Party or on behalf of a Party to the other Party in connection with this Agreement.

2/17

1.10.
“Foreground” means the results, including without limitation information, materials and knowledge, generated in a given Collaboration Project, whether or not they can be protected by an IPR.  Results generated outside a Collaboration Project before, after or in parallel with the Collaboration Project do not constitute Foreground.

1.11.
“Intellectual Property Right” or “IPR” means patents, any extensions of patents, petty patents, utility models, registered designs, trade marks, service marks, applications for any of the foregoing (including, but not limited to, continuations, continuations-in-part and divisional applications), the right to apply for any of the foregoing, copyrights, design rights, database rights, software, codes, publication rights, rights in know-how, trade secrets and Confidential Information and all other forms of intellectual property right having equivalent or similar effect to any of the foregoing which may exist anywhere in the world.

1.12.
“Material” means material, such as equipment, software, instruments, systems, devices, media, methods, databases, samples and prototypes, provided by a Party to the other Party in connection with a Collaboration Project.

1.13.	“Product” means any equipment, software, instrument, system, device, media or method that is developed by the Parties during the course of a Collaboration Project.

1.14.	“Project Data” means any data in printed or digital form generated during the course of, and as a result of, the Parties, jointly or solely, performing a Collaboration Project.

1.15.
“Project Plan” means a written plan that defines the joint research and development activities contemplated by the Parties, including without limitation technological goals, tentative specifications, funding, milestones, resources needed from each Party, identification of Background, any Reserved Fields and the royalties associated with the use of Foreground by the Parties and for the production use of Background in connection with the Foreground.  Project Plans are attached hereto as Annexes 1, 2, 3 and so forth.

1.16.
“Reserved Field“ means a technical field granted to a Party as specified in an Approved Project Plan.  Any Foreground belonging to such Reserved Field shall be exclusively assigned to said Party.  Each Reserved Field shall be limited to the elements listed expressly in the Approved Project Plan, which shall prevail in case of conflict with terms and conditions of this agreement.

1.17.
“Steering Committee” means the committee set up by the Parties composed of an equal number of authorized representatives of AREVA and THORIUM POWER that will supervise and monitor the Collaboration as set forth in Section 4 (Reporting and Management).

1.18.	“Submitting Party” mean the Party that submits a proposal for a Project Plan to the Steering Committee.

1.19.	“THORIUM POWER Material” means Material that THORIUM POWER has supplied to AREVA or has made available for a Collaboration Project according to an Approved Project Plan under this Agreement.

1.20.
“Use” means the direct or indirect utilisation of Foreground or Background in further research activities, including but not limited to contract research, or for developing, creating and marketing a product or process, or for creating and providing a service.

3/17

2.	SCOPE OF AGREEMENT

Following the completion of the Preliminary Phases, AREVA and THORIUM POWER shall jointly investigate the potential use of thorium in AREVA’s LWRs and future reactor designs under study by AREVA and will undertake collaborative research and development activities aimed at deploying a thorium business.

2.1.
At least twice a year, AREVA and THORIUM POWER shall mutually agree on the detailed tasks and planning to be performed under any Collaboration Project.  An outline plan of those Collaboration Projects that are included in the Collaboration will be developed as Project Plans through the Steering Committee as more closely set forth in Section 4 (Reporting and Management) of this Agreement or through other communications executed by both Parties.

2.2.
All research and development activities carried out by the Parties under each Collaboration Project will be governed by this Agreement and the terms specified in an Approved Project Plan.  In case of any discrepancies between this Agreement and the Approved Project Plan, the terms of the Approved Project Plan shall prevail, unless otherwise expressly agreed.

3.	OBLIGATIONS OF THE PARTIES

3.1.
During the term of this Agreement and subject to the confidentiality provisions as set out in Clause 10 (Confidentiality), the Parties will disclose to each other the Background and Confidential Information that the respective receiving Party requires in order to perform its tasks according to the respective Approved Project Plan.

3.2.
As far as THORIUM POWER’s costs are not paid by AREVA and if not otherwise agreed, each of the Parties shall bear its own costs (such as but not limited to equipment, materials, personnel costs etc.) in connection with the Collaboration.

4.	REPORTING AND MANAGEMENT

4.1.
Steering Committee.  The Parties will establish a Steering Committee which will consist of two employees from each Party to perform the tasks set forth herein.  Each party shall appoint one member as a contact person.  The Steering Committee will consist of members who are empowered to make scientific and/or technical decisions and to allocate the resources required to implement the Collaboration Projects.

4.2.
Selection of Collaboration Projects.  The Steering Committee will meet at least twice a year to review and approve Project Plans and, if necessary, revise Approved Project Plans and to review the results of past Collaboration Projects and vote on which Collaboration Projects to work on during the next period or whenever requested by either Party.

4.3.
Voting.  Each Party shall have one vote on the Steering Committee (regardless of the number of employees from each Party participating in the Steering Committee).  Mutual consent will be required in order to approve a Project Plan and to reach any other Steering Committee agreement.  An Approved Project Plan may be revised upon mutual consent only.

4.4.
Minutes.  Minutes shall be taken of all Steering Committee meetings, irrespective of whether such meetings are held by telephone or by other means and each Party shall review and approve of the accuracy of such minutes.

4/17

4.5.
Collaboration Project Management.  The Steering Committee will have overall responsibility for managing the Collaboration Projects and may appoint project managers from both Parties for day-to-day management of the Collaboration Projects ("Project Managers").  Project Managers shall organize project meetings for reporting and planning purposes on a regular basis. Such meetings are to be attended by appropriate individuals from both THORIUM POWER and AREVA.

4.6.
Project Plan Proposals.  Each Party, in its sole discretion, may choose to submit a Project Plan to the Steering Committee for review.  The Steering Committee will convene a meeting to review new Project Plans within one month of submission, either in person or by telephone.  The Steering Committee will review the Project Plans and decide whether to accept or reject the Project Plan as a Collaboration Project.

4.7.
Withdrawal.  A submitting Party may withdraw a Project Plan from consideration by the Steering Committee at any time up to approval of the Project Plan by the Steering Committee upon written notice to the other Party.  After the Steering Committee has approved a Project Plan, the Collaboration Project described in such Approved Project Plan may only be terminated in accordance with the provisions of Section 4.11 (Termination of Collaboration Projects).

4.8.
Legal Effect.  Any Approved Project Plan takes legal effect only when it is mentioned and annexed as an Approved Project Plan in the reviewed and approved Minutes of a Steering Committee meeting.  Any amendment on an Approved Project Plan shall be done according to the terms and conditions as set forth on Section 17.2 (Amendments) of this Agreement.

4.9.
Milestones and Funding.  An Approved Project Plan will include milestones and identify funding and resources from each Party required to complete the Collaboration Project.  Funding may be provided on a fixed-sum basis or as a reimbursement on a time and materials basis.

4.10.
Background.  An Approved Project Plan shall identify Background of each Party that the other Party requires in order to perform its tasks according to the Approved Project Plan.  The Approved Project Plan shall also identify any Background that the Parties anticipate will be required to Use the Foreground that the Parties anticipate that may be developed in the course of the Collaboration Project, together with the royalties that will be payable for Use of the Background in connection with the Use of the Foreground.

4.11.	Termination of Collaboration Projects.

4.11.1.
In the event one Party fails to (i) provide the resources or funding for a Collaboration Project which is agreed upon in the Approved Project Plan or (ii) fails to meet Collaboration Project time lines within sixty (60) days after a due date established in the Approved Project Plan, then the other Party may provide written notice to the Party of said deficiencies.  If the defaulting Party fails to cure such failure within thirty (30) days of such notice, the other Party may, in its sole discretion and as its sole remedy, withdraw such project as a Collaboration Project hereunder upon written notice.

4.11.2.
Notwithstanding anything to the contrary herein, any Party upon three (3) months prior written notice may elect to discontinue work on a Collaboration Project.  Upon the effective date of a cancellation notice, each Party is not obliged to provide further funding of Collaboration Project; any funding provided beforehand and not used for the purposes as set forth in the Approved Project Plan prior to the effective date of the cancellation notice shall be refunded.

5/17

4.12.
Reporting. The Parties agree to send to each other periodic written scientific and technical progress reports on a regular basis as specified in the Approved Project Plan or otherwise upon the other Party's reasonable request therefore.  Such reports shall include a description of any inventions generated as a result of the Collaboration Project, if any.  The Parties shall upon request be permitted to review any research results generated by the other Party in connection with the Collaboration Project.  Each Party shall also be free to use and disclose such reports and research results, and any portions thereof, in any form or manner as it sees fit, subject to the provisions of Articles 7 (Ownership of Background and Foreground), 8 (Access Rights to and Use of Foreground and Background), 9 (Patent Prosecution), 10 (Confidentiality) and 16 (Use of Names/Announcements) of this AGREEMENT, to ensure the proper protection of IPR embedded in any such material or reports.

Upon completion of the tasks identified in an Approved Project Plan, each Party shall promptly thereafter submit to the other Party a detailed written report of the activities carried under such Approved Project Plan, including without limitation findings, conclusions and recommendations.

5.	TRANSFER OF MATERIALS

5.1.
During the Collaboration, a Party (the “Provider”) may transfer Materials to the other Party ("the Recipient").  Such transfer shall be made on the following conditions set forth in this Section 5.  Any tangible results generated during the Collaboration containing Materials shall be deemed as Materials for the purpose of this Section 5.

5.2.
At all times the Recipient shall use the Material of the Provider only for the purpose of the Collaboration Project for which it was made available.  At no time shall a Recipient transfer the Material of the Provider to any other person or entity without the Provider’s prior written consent.  After the expiration or termination of this Agreement, the Recipient shall not use the Material for any purpose.  The Recipient shall not disclose, refer to or utilitise the Provider‘s Material in connection with any application for IPR by the Recipient without obtaining written consent from the Provider.  This latter obligation shall survive the term of this Agreement for 10 (ten) years.

5.3.
Title to the Material shall remain with the Provider.  Upon termination of the Collaboration Project or this Agreement, the Material (to the extent not consumed during the Collaboration Project) shall be returned to the Provider at the Recipient’s risk and cost, unless otherwise agreed in writing.  If the Material consists of instruments and other hardware, it shall be returned in original condition, normal wear and tear excluded.

5.4.
The Recipient undertakes to use the Material with prudence and appropriate caution and in accordance with any instructions given by the Provider.  The Recipient agrees to indemnify and hold harmless the Provider from any and all loss and damage, including any third party claims, which may arise from the use of the Material by the Recipient, unless caused by the Provider’s grossly negligent or wilful acts or omissions.

6/17

6.	PUBLICATIONS, USE OF PROJECT DATA AND VISITS

6.1.
In the form agreed hereunder and upon reasonable request, each of the Parties undertakes to provide the other Party with Project Data.  Each of the Parties may use Project Data for any purposes, but shall not publish or disclose any Project Data provided by the other Party to third Parties other than as forth in Section 8.2 (Access Rights to and Use of Reserved or Fully Owned Foreground).  However, a Party may disclose such data to its subcontractors and consultants subject to confidentiality obligations not less restrictive than in this Agreement.

6.2.
Subject to Sections 10 (Confidentiality) and 16 (Use of Names/Announcements), each Party shall be free to disclose Project Data, provided the disclosing Party provides the other Party with sixty (60) days prior notice and the other Party does not establish its interests will be materially impaired by such disclosure.  If such disclosure will interfere with the other Party's ability to file a patent application and/or to obtain a patent or if it will reveal Confidential Information of the other Party, it is hereby deemed to materially impair the interests of such Party.  A non-disclosing Party shall be provided with a copy of all written materials (including presentation materials) that disclose Project Data sixty (60) days prior to such disclosure for review and comment.  A Party reviewing such materials may require that all of its Confidential Information and the use of its name be eliminated.

6.3.
THORIUM POWER will allow AREVA representatives to reasonably observe work and activities conducted by THORIUM POWER under this Agreement, provided such observations do not interfere with or detract from THORIUM POWER’s ability to conduct the Collaboration Projects.  AREVA’s rights under this Section 6.3 are subject to the person’s observing the work having any required security clearances or other approvals that may be required to enter the applicable facility to or to observe some or all of the work.

7.	OWNERSHIP OF BACKGROUND AND FOREGROUND

For each Collaboration Project under this Agreement, the ownership of the Background and the Foreground will be governed according to this Section 7, except as otherwise expressly provided by the Parties in the corresponding Approved Project Plan.

Each Party or any Affiliate thereof participating in a Collaboration Project shall be responsible for maintaining records in the form of laboratory books for the purpose of, among other things, evidencing rights to inventions.

7.1.	Ownership of Background. Each of the Parties shall retain ownership to its respective Background.

7.2.	Ownership of Foreground.

7.2.1.
Reserved Foreground.  Foreground that is in the scope of a Reserved Field as expressly agreed in the Reserved Fields section of the applicable Approved Project Plan (“Reserved Foreground”), shall be the property of the Party mentioned as the “Reserved Field Owner” in the Reserved Fields section of the Approved Project Plan.  The Party that is not mentioned as Reserved Field Owner shall exclusively assign to the Reserved Field Owner all the IPR in and to the corresponding Reserved Foreground.

7.2.2.
Fully Owned Foreground.  A Party shall own all IPR in and to Foreground that is not in the scope of the Reserved Fields of the other Party and for which the Party has solely carried out the work generating the Foreground (“”Fully Owned Foreground”).  The owner Party may, at its own discretion and cost, (i) prosecute patent applications and (ii) maintain, defend and enforce any patents, forming part of the Foreground solely owned by the Party.

7/17

7.2.3.	All Other Foreground. Except with respect to Reserved Foreground and Fully Owned Foreground, all IPR in Foreground will be jointly owned.

8.	ACCESS RIGHTS TO AND USE OF FOREGROUND AND BACKGROUND

For each Collaboration Project under this Agreement, the access rights to and Use of the Background and the Foreground will be governed according to this Section 8, except as otherwise expressly provided by the Parties in the corresponding Approved Project Plan.

8.1.	Access Rights to and Use of Background.

8.1.1.
Access Rights for implementation of each Collaboration Project.  Each Party is hereby granted a royalty free, non-exclusive license to use, copy, display and transmit the Background of the other Party that is needed to carry out its own work under the Collaboration Project.  The Background is limited to the Background expressly mentioned in the Background section of the Project Plan, and the license is limited to the time of the Collaboration Project.

8.1.2.
Access Rights for Use.  A Party shall enjoy non-exclusive access rights to Background of the other Party, if it is needed to Use its own Foreground, provided that the other Party is entitled to grant such access rights to the Party.  Such access rights shall be granted under and subject to fair and reasonable conditions as mutually agreed by the Parties in accordance with Section 8.4, including the applicable royalty, as more fully described in Section 8.3.

8.2.	Access Rights to and Use of Reserved or Fully Owned Foreground.

8.2.1.
Access Rights for implementation of the Collaboration.  Each Party is hereby granted a royalty free, non-exclusive license to use, copy, display and transmit the Foreground of the other Party that is needed to carry out its own work under the Collaboration Project.  The license is limited to the time of the Collaboration Project.

8.2.2.
Access Rights for use.  A Party shall enjoy non-exclusive access rights to Foreground of the other Party, if it is needed to use its own Foreground, and provided that the Party is entitled to grant such access rights.  Such access rights shall be granted and subject to fair and reasonable conditions as mutually agreed by the Parties in accordance with Section 8.4.

8.3.	AREVA Exclusive Access Rights to THORIUM POWER Reserved or Fully Owned Foreground:

8.3.1.
In addition to the rights of the Parties set forth in the Sections 7 and 8 above, AREVA shall have the no-cost option to obtain an exclusive license in accordance with Section 8.4 for all fields of application, other than VVER-type reactors, that are agreed to in the corresponding Approved Project Plan under reasonable royalty-bearing terms to Use any patentable and / or otherwise legally protected or protectable THORIUM POWER Reserved or Fully Owned Foreground.  Such option shall expire seven (7) months after written notification by THORIUM POWER to AREVA of the existence of any THORIUM POWER Reserved or Fully Owned Foreground.

8.3.2.
Upon exercising the option with respect to a given patentable and / or otherwise legally protected or protectable THORIUM POWER Reserved or Fully Owned Foreground, AREVA shall be granted a royalty-bearing, exclusive, worldwide license, with rights to sublicense thereunder, to allow AREVA to make, have made, use, offer for sale, sell or otherwise distribute, import, and export products or systems embodying or based on such THORIUM POWER Reserved or Fully Owned Foreground.  Such grant shall be subject to the following terms and conditions:

8/17

a.
Unless otherwise agreed to by the Parties, the term of such exclusive license shall be for ten (10) years; thereafter AREVA‘s rights to such given THORIUM POWER Reserved or Fully Owned Foreground shall be non-exclusive as provided above in the Section 8.2.2;

b.	In exchange for and as a condition of the exclusive license to AREVA, AREVA agrees to pay to THORIUM POWER a royalty to be negotiated by the Parties in accordance with Section 8.4.2.

c.
THORIUM POWER agrees that during the exclusive license period, AREVA may sublicense third parties under appropriate sublicense agreements as mutually agreed by the Parties, with any resulting sub-license fees and royalties being shared equally between AREVA and THORIUM POWER; and

d.
THORIUM POWER shall, as far as AREVA is granted an exclusive licence, at all times remain free to use internally within its organisation, for educational and research purposes only, any exclusively licensed THORIUM POWER Reserved or Fully Owned Foreground.

8.4.	Royalties and Licenses.

8.4.1.
All permitted Use of Background of the other Party pursuant to Section 8.1.2, all Use (including without limitation sublicensed Use) of the other Party’s Reserved or Fully Owned Foreground pursuant to Section 8.2.2, and all Use (including without limitation sublicensed Use) of THORIUM Power Reserved or Fully Owned Foreground pursuant to Section 8.3 (collectively, “Licensed Use”) will be documented in the form of a license agreement.  No Licensed Use is permitted, and nothing in this Agreement will be deemed to allow any such Licensed Use, until a mutually agreed license has been signed by the Parties.  The Parties will mutually agree upon a standard form of license agreement, and neither Party may unreasonably condition, withhold or delay its execution of a license that is (i) in the mutually agreed form; (ii) consistent with the terms of the applicable Approved Project Plan and (iii) within the scope of the rights of access and Use envisaged by this Agreement.

8.4.2.
All Licensed Use, as well as any Use (including without limitation sublicensed Use) of a Party’s Reserved Foreground that does not also constitute that Party’s Fully Owned Foreground (i.e., Reserved Foreground of a Party for which that Party has not solely carried out the work generating the Foreground) and of any jointly owned Foreground, will be subject to royalties to be negotiated by the Parties using reasonable good faith efforts.  Notwithstanding any other provision of this Agreement, no Use that will be subject to royalties is permitted until such time as the royalty is mutually agreed in writing in accordance with Section 8.4.1.  In the case of any exclusive license, the Parties will also agree to the minimum royalties required to maintain exclusivity.  For the avoidance of doubt, the Parties may mutually agree upon the royalties at any time, including for avoidance of doubt, at any time after the end of the relevant Collaboration Project.

9/17

9.	PATENT PROSECUTION

For each Collaboration Project under this Agreement, Patent prosecutions will be governed according to this Section 9, except as otherwise expressly provided by the Parties in the corresponding Approved Project Plan.

9.1.
Reserved Foreground. A Party may, at its own discretion and cost, (i) to prosecute patent applications and (ii) to maintain, defend and enforce any patents, forming part of the Party’s Reserved Foreground.  If in the opinion of the Party owning it, the Reserved Foreground would be likely to be patented, it is agreed that:

9.1.1.	The names of the inventors or co-inventors of the Reserved Foreground will be mentioned in the patent applications that would be filed under section 7.2.1.

9.1.2.
The Party not mentioned as Reserved Field Owner agrees to sign all documents required or deemed appropriate by the other Party to effect any assignment necessary to comply with the Section 7.2.1.  The Party not mentioned as Reserved Field Owner is obligated to secure with its employees and consultants that all rights and title to inventions made by such persons are owned by or transferred to the employer so that it can fulfil its obligation under the Section 7.2.1.

9.2.
Fully Owned Foreground.  The owner Party may, at its own discretion and cost, (i) prosecute patent applications and (ii) maintain, defend and enforce any patents, forming part of the Party’s Fully Owned Foreground.

9.3.
THORIUM POWER Reserved or Fully owned Foreground. If THORIUM POWER declines to file a patent application on a given THORIUM POWER Reserved or Fully Owned Foreground or to continue the prosecution thereof, THORIUM POWER will timely notify AREVA in writing.  In such event, the Steering Committee will discuss the matter and the Parties will take such steps as may be decided by the Steering Committee.

9.4.
Notice and Review of Patent Applications.  Each Party shall advise the other Party of its intent to prepare and file patent applications in accordance with this Section 9 and shall provide the other Party with such applications as least thirty (30) days before submittal for review and comment.  A Party shall not be entitled to claim any ownership rights in a patent based upon reviewing or commenting on the application.  In addition, any objections the reviewing Party may have to the listed inventorship or ownership of the invention claimed in the application reviewed, such objections shall be deemed to have been waived unless notified in writing within the thirty (30) day review period.  The reviewing Party may require that all information that is the reviewing Party’s Confidential Information be eliminated from such applications.

9.5.
Ownership disputes.  In the event that the Parties are unable to reach an agreement on ownership on inventions, the matter shall be referred to the Managing Directors of the Parties.  If the Managing Directors have been unable to settle the matter within 30 days, each of the Parties may refer the matter to arbitration according to Section 17.7 (Arbitration).

10/17

10.	CONFIDENTIALITY

10.1.
Both AREVA and THORIUM POWER (together with any of their respective Affiliates, employees and agents) shall hold confidential and shall not, directly or indirectly, disclose or publish any Confidential Information of the other Party, without first having obtained the other Party's written consent to such disclosure or use.  The restrictions in this Section 10 shall not apply to (i) information which has become public knowledge without fault on the part of THORIUM POWER or AREVA as the case may be (or their respective Affiliates, employees or agents), or (ii) such information as a Party is legally obliged to disclose to authorities, subject to prior written notice to the other Party, or (iii) such information which is or may become lawfully available to either Party without obligation of confidentiality from a third party who has no obligation of confidentiality to the other Party in relation to such information, or (iv) information which has been independently developed by the receiving Party without making use of the Confidential Information.

10.2.
Each Party further agrees that access to Confidential Information furnished by the other Party shall be limited to those of its employees and consultants who have a need to know thereof and who have been made aware of the confidential nature of the information in question and are bound by the obligations arising hereunder.

10.3.	Notwithstanding any provision to the contrary, the foregoing commitments of confidentiality and non-use shall be of ten (10) years’ duration from the termination date of this Agreement.

11.	EXPORT CONTROL

11.1.
Both Parties undertake to comply with all applicable export/re-export control laws and regulations issued by the country of origin, the United States Government, the United Nations and other similar international organizations regarding the use of the material, technology and know-how covered by this Agreement and the transfer of any immediate products and services, based thereupon.  The Parties agree that these obligations shall survive the termination of this Agreement.

12.	TERM AND TERMINATION

12.1.
This Agreement shall become effective upon its signature by both Parties and shall be in force for a period of five (5) years.  Should both Parties wish to continue the Collaboration after this term, this Agreement may be extended for an additional time period and on terms agreed upon by the Parties hereto in writing.

12.2.
Each Party may terminate this Agreement with three (3) months prior written notice.  Collaboration Projects that are on-going at date of written notice shall remain unaffected by termination; with respect to such, on-going Collaboration Projects, termination shall take effect upon completion of the on-going project.

12.3.
Either Party may terminate this Agreement effective sixty (60) days after written notice in writing to the other Party, if the other Party has materially defaulted in any of its obligations under this Agreement, provided, that such notice shall not be effective if the defaulting Party cures the default within sixty (60) days after such notice of termination.

12.4.
Termination or expiration of this Agreement shall not affect the rights and obligations that have accrued prior thereto.  Further, the provisions of Section 5.2 and 7, 8, 9, 10 and 14 shall survive the termination or expiration of this Agreement.

13.	DISCLAIMER OF WARRANTIES

13.1.
Except as expressly agreed information and Materials transferred from one Party to another in the course of this collaboration are supplied "as is" without warranties, express or implied, including any warranty or merchantability, title, freedom from infringement or fitness for a particular purpose.

11/17

13.2.
Except as otherwise provided in this Agreement, THORIUM POWER shall not, and shall not be deemed to, assume any responsibility or liability whatsoever to AREVA for the IPR, Background and/or Foreground provided by THORIUM POWER to AREVA or shared and/or exchanged between THORIUM POWER and AREVA pursuant to this Agreement, by AREVA using the said IPR, Background and Foreground or other information, technology and/or materials provided by THORIUM POWER to AREVA, or to any user or customer of AREVA or to any other third person regarding the standard, quality, contents or characteristics of any such IPR, Background and/or Foreground or any other information, technology and/or materials provided by THORIUM POWER to AREVA, or for products or equipment manufactured by AREVA and/or installations built by AREVA, using any such IPR, Background and/or Foreground or any other information, technology and/or materials provided by THORIUM POWER to Areva.

14.	INDEMNITIES AND LIABILITY

14.1.
AREVA shall indemnify, defend and hold harmless THORIUM POWER and its Affiliates from and against all third party costs, claims, suits, expenses (including reasonable attorneys’ fees) and damages (collectively "Losses") directly arising out of or resulting from any wilful or gross negligent act or omission by AREVA relating to the subject matter of this Agreement (except where such Losses arose or resulted from any negligent act or omission by THORIUM POWER) provided that THORIUM POWER gives reasonable notice to AREVA of any such claim or action, tenders the defense of such claim or action to AREVA and assists AREVA at AREVA’s expense in defending such claim or action and does not compromise or settle such claim or action without AREVA’s prior written consent.

14.2.
THORIUM POWER shall indemnify, defend and hold harmless AREVA and its Affiliates from and against all Losses directly arising out of or resulting from any wilful or gross negligent act or omission by THORIUM POWER relating to the subject matter of this Agreement (except where such Losses arose or resulted from any negligent act or omission by AREVA) provided that AREVA gives reasonable notice to THORIUM POWER of any such claim or action, tenders the defense of such claim or action to THORIUM POWER and assists THORIUM POWER at THORIUM POWER expense in defending such claim or action and does not compromise or settle such claim or action without THORIUM POWER prior written consent.

14.3.
In any other cases of damages resulting from violation of contractual obligations or tort, the liability of both Parties shall be limited to intentionally tortuous acts and gross negligence.  Except as provided in the preceding sentence, neither party shall be liable to the other for direct damages, whether in contract, tort or otherwise.  Neither Party shall in any event be liable for any indirect, economic, special, consequential or punitive damage of any kind from any cause in relation to this Agreement, nor for, without limitation, loss of profits, goodwill or business interruption.  The Parties agree that the foregoing limitations will not be read so as to limit any liability to an extent that would not be permitted under applicable law.  The Parties agree that the foregoing limitations will not be read to apply to any breach of a Party’s obligations under Section 10 (Confidentiality), to any failure to pay royalties or to any infringement or misappropriation of the other Party’s IPR (including without limitation Background or Foreground).

12/17

14.4.
The Parties agree that for the purpose of this Agreement and in particular with regard to the IPR, Background and/or Foreground or other information, technology and/or materials provided by one Party to the other Party, and/or shared or exchanged between the Parties pursuant to this Agreement, THORIUM POWER shall in no manner be considered to be a nuclear operator within the meaning of, in particular the Paris Convention on Third Party Liability in the Field of Nuclear Energy of July 29th, 1960 or within the meaning of any other similar legislation or regulations, whether national or international that may apply.

15.	FORCE MAJEURE

15.1.
The obligations of either Party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition, which is beyond the reasonable control, and without the fault or negligence, of the Party affected thereby.  Such conditions shall include, but not be limited to, war mobilisation, riots, acts of terrorism, fire, explosion, flood, insurrection, embargo, currency restriction, general shortage of goods or transport, strikes, lock-outs or labour disputes, general shortage of material and acts or omissions of governments in their sovereign capacity.

15.2.
The Party invoking relief hereunder, shall, without delay give written notice thereof and of the anticipated consequences thereof, to the other Party.  After termination or cessation of such conditions, the affected Party shall give further written notice to the other Party detailing the actual results of such condition.

15.3.
In the event of any such condition, the Party affected thereby shall take reasonable measures to mitigate and minimise the effect of the condition, and to resume as promptly as possible the diligent performance of its obligations under this Agreement.  Nothing herein shall, however, obligate either Party to settle strikes or other labour disputes except on terms and conditions which it, in the exercise of its sole discretion, deems appropriate.

16.	USE OF NAMES/ANNOUNCEMENTS

16.1.
Neither Party will use or refer to this Agreement in any promotional activity, or use the names or marks of the other Party without prior written permission of the other Party.  This Section shall not preclude distribution of publications in accordance with Section 6 (Publication, Use of Project Data and Visits).

16.2.
Any press-release or other public announcement of this Agreement shall be subject to the other Party’s written prior approval. Notwithstanding the preceding, each Party will be free to make any public announcements that it may be required to make under applicable law, including without limitation, pursuant to the disclosure requirements under U.S. securities law.

17.	GENERAL PROVISIONS

17.1.
Further Assistance.  Each Party agrees to provide to the other Party its reasonable assistance in connection with the preparation of any documents as may be required to make the provisions of this Agreement effective, such as requirements by governmental agencies, including manufacturing, marketing and production records.

17.2.
Amendments.  No provision of this Agreement may be amended, modified or otherwise changed, other than by an instrument in writing duly signed and executed by a representative on behalf of each Party to this Agreement.

13/17

17.3.
Assignment.  THORIUM POWER acknowledges and agrees that all rights granted by THORIUM POWER to AREVA under this Agreement may be extended by AREVA to any and all of its Affiliates of AREVA, in AREVA’s sole discretion and without cost to AREVA. The rights and obligations of THORIUM POWER under this Agreement are personal to THORIUM POWER and its wholly-owned subsidiary, Thorium Power, Inc.  Accordingly, neither this Agreement nor any of such rights and obligations are assignable or transferable (except to THORIUM POWER's wholly-owned subsidiary, Thorium Power, Inc.) without the prior written consent of AREVA, which consent shall however not be unreasonably withheld, conditioned or delayed. AREVA may assign and delegate this Agreement to any Affiliate of AREVA, or to any purchaser of substantially all of the assets used by AREVA in the performance of this Agreement.

17.4.
Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties hereto with respect to the subject matter hereof and no Party shall be liable or bound to the other in any other manner, except as set forth herein.  For the avoidance of doubt, the Parties agree that the Agreement for Consulting Services provided by Thorium Power Ltd to AREVA dated 31 July 2009, as well as the Confidentiality and Non-Disclosure Agreements dated January 7, 2009 and June 11, 2009, will not be superseded by this Agreement and will remain in full force and effect with respect to its subject matter.

17.5.
Notices.  Any notices or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given if delivered personally, or sent by telefax or sent by registered or certified mail return receipt requested, postage prepaid, addressed as follows:

If to THORIUM POWER:

Attn : James Guerra, Chief Operating Officer
1600 Tysons Blvd., Suite 550
McLean, VA, USA 22102
Tel : +1-571-730-1200
Telefax: +1-571-730-1259

If to AREVA:

Telefax:

All such notices shall be deemed to have been given on the date personally delivered or mailed or sent in the manner provided above.

17.6.	Governing Law and Disputes. This Agreement shall in all respects be governed by and construed in accordance with the laws of France.

14/17

17.7.
Arbitration. All disputes arising in connection with the present contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.  The proceedings shall be held in the English language and take place in Paris.

17.8.
Severability.  If any provision of this Agreement (or its annexes) becomes invalid or has been void, the validity of the other provisions of this Agreement shall not be affected thereby.  The Parties shall agree upon a valid provision having a legal and economic effect, which will be as similar as possible to the intent of the Parties concerning the respective invalid provision.

This agreement has been executed in two copies; one for each of the Parties.

AREVA		THORIUM POWER, LTD.

Signature	/s/ Patrick Champalaune	Signature	/s/ Seth Grae

Name (capitals)	PATRICK CHAMPALAUNE	Name (capitals)	SETH GRAE

Title	Senior Vice President Purchasing	Title	President & CEO

15/17